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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
MDC Partners Inc.

        We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated December 12, 2004 (April 15, 2005 as to the effects of the 2004 discontinued operations described in Note 11 and March 6, 2006 as to the changes in the segmented information disclosure described in Note 16), relating to the consolidated financial statements of MDC Partners Inc. which is contained in that Prospectus.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Dunwoody LLP

Toronto, Ontario
March 27, 2006

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm